Exhibit 10.1

SECOND AMENDMENT

TO THE HYDROCARBONS PRODUCTION SHARING CONTRACT

Between the Republic of Guinea, represented by Mr. Diakaria Koulibaly, General Director of the National Petroleum Office, situated in Commandayah-Minière, municipality of Dixinn, Conakry, Republic of Guinea, hereinafter referred to as the “Government” (provided however where applicable law grants or designates the National Petroleum Office as the entity with authority with respect to certain matters, Government as used herein and in the Contract shall mean and include the National Petroleum Office), of the one part,

And

SCS Corporation Ltd., (“SCS”) a company registered in the Cayman Island and a wholly owned subsidiary of Hyperdynamics Corporation, a company incorporated in Delaware, United States of America with its registered offices at 12012 Wickchester Lane, Suite 475, Houston Texas, 77079, United States of America, represented by Mr. Ray Leonard, president and chief executive officer;

(SCS being hereinafter referred to as the “Contractor”)                                                                                                                                                                                                                                                                                                                   of the other part.

(The Government and the Contractor being hereinafter referred to as the “Parties”. Capitalized terms used in this Second Amendment shall have the meaning ascribed to them in this Second Amendment and capitalized terms used in this Second Amendment not defined in this Second Amendment shall have the meaning ascribe to them in the Original PSC.)

WITNESSETH

Whereas on 22 September 2006, a hydrocarbons production sharing contract (the “Original PSC”) was signed between the Government and SCS;

Whereas, pursuant to Arrêté No. 0925 dated 21 April 2010, the Government approved the assignment of a 23% participating interest in the Original PSC by SCS to Dana Petroleum (E&P) Limited (“Dana”);

Whereas, pursuant to Decree No. 71 dated 10 May 2010, the Government approved the Original PSC, the 1st Amendment to the Original PSC dated 25 March 2010 (the “Amendment No.1 to the Original PSC) and the assignment of a 23% participating interest in the Contract by SCS to Dana;

Whereas, pursuant to Arrêté No. 10629 dated 27 December 2012, the Government approved the assignment of a 40% participating interest in the Contract by SCS to Tullow Guinea Ltd. (“Tullow”);

Whereas the Contract provides for the creation of an Oil and Gas Operations Management Committee (the “OGOMC”) to monitor the operation of the Oil and Gas Activities (as defined in the Contract);

Whereas on 13 September 2013 and 7 February 2014 SCS’ parent company, Hyperdynamics Corporation, announced certain investigations by the US Department of Justice (the “DOJ”) and the US Securities Exchange Commission (the “SEC”) relating to the acquisition and retention of the Original PSC and the Amendment No. 1 to the Original PSC by the Hyperdynamics group (the “Investigations”);

Whereas in May 2015 the DOJ issued a Declination of the Investigation and in September 2015, the SEC resolved its inquiry into SCS and closed the Investigations into the Hyperdynamics group;

Whereas, on July 16, 2016, SCS formally requested to the Government a one-year extension to the Second Exploration Period to September 21, 2017;

Whereas, pursuant to a Settlement and Release Agreement dated August 15, 2016, SCS assumed all of the rights and obligations under the Contract, and Tullow and Dana officially withdrew from the Contract;

Whereas the Government and SCS agreed to a non-binding Memorandum of Understanding on August 19, 2016 outlining the key terms of the one-year extension period to 22 September 2017;

Whereas the Parties now hereby agree to further amend the Contract in order to:

1.                                                        Record and confirm the approval  by the Government of, and agreement of the Parties to extend for an additional period of one (1) year, pursuant to Article 3.7 of the Contract, the term of the Second Exploration Period from September 22, 2016 until September 21, 2017 (the “Extension Period”);

2.                                                        Record and confirm the agreement of SCS to drill a minimum of one (1) exploration well in the Contract Area during the Extension Period or to pay to the Government an amount equal to $46,000,000 minus the amounts actually spent on work realized in fulfillment of the obligations of the approved work program for the Extension Period in Accordance with the provisions on Article 4.1(c) of the Contract;

3.                                                        Record and confirm the relinquishment by the Contractor of certain portions of the current Contract Area as per the map, attached hereto as Appendix A, specifying the coordinates of the area relinquished (the “Relinquished Area”);

4.                                                        Record and confirm the rights and participating interest of the Contractor to and under the Contract notwithstanding the Investigations;

5.                                                        Clarify the role of the OGOMC as well as the payments to be made by the Contractor in connection with the operating expenses of the OGOMC pursuant to the Contract; and,

6.                                                        Clarify the rights and obligations of the Contractor and the Government during and after the Extension Period.

Whereas, subject to the provisions set out hereinafter, all the conditions and provisions of the Contract (as amended, replaced by novation or subsequently added to) shall remain unchanged and in force;

The Parties have negotiated and entered into this Amendment to the Contract (the “Second Amendment”).

Ratification:

1.                                      The Government hereby ratifies and confirms by the present Second Amendment clear and unequivocal title to the Contractor to the Contract.  The Government undertakes that it shall not terminate, revoke, restrict, rescind or limit the Contract, or the rights of the Contractor to conduct Petroleum Operations pursuant to the Contract, based on the existence of any facts that were revealed by the Investigations or as a result of the outcome of the Investigations.

2.                                      The provisions of Section 1 shall not be construed as a waiver of any rights of any applicable public authority of the Republic of Guinea to initiate any civil or criminal proceedings in application of Guinean law against any individual or company under the applicable anti-corruption laws.

3.                                      Contractor represents, with respect to the Contract, that Contractor, its Affiliates, representatives, directors, officers, employees, agents and any other person acting on behalf of the foregoing (i) are now in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), if United States jurisdiction as defined under the FCPA extends to such person (and the Parties agree that the FCPA extends to SCS Corporation Ltd. and Hyperdynamics Corporation), and with all anti-bribery and anti-corruption laws of those countries where such person operates, including but not limited to the Republic of Guinea; (ii) will remain in compliance with such laws, as applicable; and (iii) while the terms of this Contract remain in effect, will not authorize, offer or promise to make, give or transfer payments or anything of value to any Government Official or employee in connection with the Contract that is a violation of any anti-bribery or anti-corruption laws to which such person is subject, or of the FCPA.  For the purpose of this paragraph, a “Government Official” means (i) any elected official, candidate for political office, political party or official thereof, or officer or employee of a government, including departments, agencies and instrumentalities thereof; (ii) any officer or employee of a government-owned or government-controlled state enterprise (such as a state-owned oil company); (iii) any officer or employee of a “public international organization;” (iv) any person acting in an official capacity for or on behalf of a government, government entity, or public international organization; or (v) any private consultant who also holds a position with, or acts on behalf of, a government or with a public international organization, or with an enterprise owned or controlled by a foreign government.

4.                                      The Parties hereby confirm by the present Second Amendment that the rights and obligations of the Contractor to the Contract and the interest of the Contractor on the date of this Second Amendment hereof is the following:

SCS Corporation Ltd.:                                                                                                                       100%

The Parties confirm that SCS Corporation Ltd. is designated as Operator.

5.                                      “Article 1: Definition” is amended as follows:

Delete and Replace Section 1.6 — Contract, with the following:

“1.6 “Contract” means the Original PSC and its appendices, as amended by the Amendment No. 1 to the Original PSC, and by this Second Amendment, as well as any extensions or modifications, or further amendments thereto which may be mutually agreed by the Parties in accordance with the provisions of Article 23 thereof.”

Delete and Replace Section 1.7.1 — Petroleum Costs, with the following:

“1.7.1 “Petroleum Costs” means the sole reasonable, necessary expenses associated with the carrying out of the Petroleum Operations that is to say exploration, development, exploitation, abandonment, and dismantlement of wells and facilities actually paid and approved by the Government from July 2009 as they relate exclusively to expenses actually incurred by SCS through the execution of this Second Amendment.

Petroleum Costs incurred following the execution date of this Second Amendment shall be for the benefit of the Contractor and as specified in the Accounting Procedure.”

Delete and Replace Section 1.22 — Contract Area, with the following:

“1.22 “Contract Area” means the area described in Appendix A.”

Add Section 1.23:

“1.23 “Director” means the General Director of the National Petroleum Office.”

Add Section 1.24:

“1.24 Extension Period: A non-renewable twelve (12) month extension of the Second Exploration Period beginning on September 22, 2016 and ending on September 21, 2017, subject to Article 3.7.”

6.                                      “Article 3: Duration of the Contract” is amended as follows:

Delete prior Section 3.7 and replace with the following Section 3.7:

“3.7 In order to enable the Contractor to continue and complete any drilling work included in a drilling program achievable within twelve (12) month period following the end of the Second Exploration Period, including but not limited to the execution of work pursuant to an approved work program and budget, the Director or the appropriate representative of the Government shall grant an extension of the Second Exploration Period for the Extension Period, provided that the Contractor has applied for such extension at least two months prior to the expiry of the Second Exploration Period.

In the case of a Petroleum Discovery during the Second Exploration Period or the Extension Period, and if the time left is insufficient to enable the Contractor to carry out the appraisal works of said discovery, the Director or appropriate representative of the Government will grant an extension of said period for two (2) additional years, provided the Contractor has applied for such extension at least two (2) months prior to the expiry of the Second Exploration Period or Extension Periods.  During such further extension, the Contractor shall not undertake any operations other than those directly associated with the appraisal of said discovery”

7.                                      “Article 4: Exploration and expenditure obligations” is amended as follows:

Add Section 4.1 (c)

“(c)  During the Extension Period the Contractor shall drill a minimum of one (1) exploration well in the Contract Area to a minimum depth (subject to Article 4.3 of the Contract) to two thousand five hundred (2500) meters below the seabed for an amount estimated at forty six million US Dollars (46,000,000 USD) (the “Extension Well”). The projected commencement date of drilling of said Extension Well is April 2017 with a currently estimated time to completion of 42 days. During the Extension Period, the Contractor may, at its option, drill additional exploration wells in the Contract Area.”

Add Section 4.1(d)

“(d) The Director must be notified prior to the drilling of any wells in addition to the required exploration well referenced in Section 4.1(c), and of any amendments to the above drilling work program and budget. Any work proposed in such amendments must be able to be fulfilled within the twelve (12) month period following the end of the Second Exploration Period. Subject to the twelve (12) month Extension Period, the second well of the second sub-period of three (3) years of the Second Exploration Period has to be spud at the latest at the end of such second sub-period.”

Add to end of Section 4.2:

“The fulfillment of the work obligations specified in Section 4.1(c), shall exempt the Contractor from fulfilling the expenditure obligation in Section 4.1(b)(iv) of the Contract. If during the Extension Period, if the Contractor does not complete the work program set out in Article 4.1(c), it shall pay the Government the positive difference between US$ 46,000,000 and the amounts actually spent on the items set forth in the approved work program and budget referenced in Section 4.6(b) for the Extension Period that are related to the drilling of the Extension Well (the “Qualified Costs”). Qualified Costs include all costs related to the preparation for and drilling of the Extension Well that are set out in the work program and budget referenced in Section 4.6(b). For the purposes of calculation of the amount due for this clause, however, those Qualified Costs that do not represent amounts spent for services and goods provided in Guinea shall not be taken into account unless and until the drilling rig to be used in the drilling of the Extension Well is located in the shelf waters of the Republic of Guinea including its territorial waters.

Add Section 4.6:

“(a) The Contractor, has delivered to the Government a parent company guaranty for the obligations of the Contractor pursuant to Section 4.2, in a form acceptable to the Government, whose approval shall not be unreasonably withheld.

(b) Additionally, within forty-five (45) days after the execution of this Second Amendment a meeting of the OGOMC shall be convened at which the Contractor will present the work program and budget for the Extension Period.  Such work program and budget shall be discussed, amended and approved as provided in Section 9.2.5, 9.2.6, 9.2.7 and 9.2.8. The work program and budget for the Extension Period shall include the Extension Well as provided in Section 4.1(c), estimated to begin drilling in April 2017 (“Drilling Timeline”) with budgeted expenditures at different periods relating to the drilling of the Extension Well (“Budgeted Expenditures”).  The Drilling Timeline and Budgeted Expenditures are as set forth in Appendix B to this Second Amendment.

(c) The Contractor agrees that in relation to the Extension Well, it will provide:

(i)             A monthly report to the OGOMC by the fifth business day of each calendar month with the following information:

(1)         Expenditures incurred during the preceding calendar month in connection with fulfillment of the Annual Work Program and budget (“Actual Expenditures”);

(2)         Expected Expenditures for the current calendar month in connection with the fulfillment of the Annual Work Program and budget (“Expected Expenditures”) and information on the sources of funds to cover the Expected Expenditures; and

(3)         A reconciliation of the Actual Expenditures and Expected Expenditures as they relate to the Budgeted Expenditures.

(ii)          A progress report on the Drilling Timeline (“Progress Report”).

(d) The Contractor and the Government agree to discuss variances in the Drilling Timeline and Budgeted Expenditures pursuant to the procedures in Article 9 of the Contract on a monthly basis.  If there are delays in the proposed schedule due to factors outside the control of the Contractor, but the Extension Well is still on schedule to be drilled during the Extension Period and the Contractor has demonstrated the financial capability to drill the Extension Well as provided by Section 4.7 of the Contract, such delay shall not be ground for termination.

(e) The Contractor agrees that (i) if it does not have the funds for a material portion of the Expected Expenditures, or does not have a written, firm commitment by third parties to fund the relevant portion of the Extension Well costs as it relates to the Expected Expenditures, and it is not on track to fulfill the Drilling Timeline in any calendar month, the Government may terminate the Contract, following notice and a 30 consecutive days period to remedy such deficiency, and (ii) if it does not provide either of the Security Instruments provided for in Sections 4.7(b) and (c) within the required timeframes, the Government may terminate the Contract immediately and without prior notice to remedy such deficiency.

(f) Upon such termination, in addition to any payment pursuant to Section 4.2, the Government shall be entitled to take ownership and possessions of any materials and equipment related to the work program and budget for the Extension Well, the Contractor shall transfer same to the Government at no cost, free of security interests and liens as provided in Section 11.8 of the Contract, and the Contractor shall execute any agreement and/or other document or instrument and/or take any action to this effect.”

Add Section 4.7:

“(a) On or before January 31, 2017, the Contractor shall at its costs move the Equipment and Material within the territory of the Republic of Guinea, subject to reasonable extension due to delays in obtaining export permits, delays due to shipping, and delays due to obtaining warehouse space in the Republic of Guinea; provided however Contractor shall begin the process and work to move the Equipment and Material immediately after the execution of this Second Amendment and proceed diligently such that such move occurs as soon as possible;

(b) At any time during the extension period, if the Contractor raises additional funds from financial institutions, obtains financing or other commitments from a joint venture or other mechanism for the purpose of drilling the Extension Well, the Contractor will provide a first demand guarantee, L/C, SBLC, and/or performance bond, or other financial instrument (“Security Instruments”) on terms customary in international petroleum operations that are mutually acceptable to the parties concerned, whose approval shall not be unreasonably withheld, provided that (i) the additional funds are for the fulfillment of the obligations in Article 4.2 and (ii) the Contractor shall be entitled to use such funds for purposes of paying Budgeted Expenditures.

(c) Not later than January 21, 2017, the Contractor shall provide a Security Instrument on terms customary in international petroleum operations that are mutually acceptable to the parties concerned, whose approval shall not be unreasonably withheld, in the amount of US$ 5 million, provided however such Security Instrument shall be released and cancelled at the time the drilling rig to be used in the drilling of the Extension Well is located in the shelf waters of the Republic of Guinea, including its territorial waters.  Not later than April 12, 2017, the Contractor shall have delivered Security Instruments to and for the account of the Government it being specified that the Security Instruments shall be:

i)                 in the amount due as per Section 4.2 hereof and issued by a creditworthy party on terms customary in international petroleum operations acceptable to the Government, whose approval shall not be unreasonably withheld ;

ii)              released and the work obligation specified in Section 4.1(c) shall be deemed completed upon completion of the Extension Well in accordance with the Contract.

For the purpose of this paragraph, the “Equipment and Material” means the long lead items transferred to the ownership of the Contractor according to Settlement and Release Agreement dated August 15, 2016 between the Contractor, Tullow, and Dana, currently being stored at Tullow’s base facility at Taranaki in Ghana.

8.                                      “Article 5: Area relinquishments” is amended as follows:

Add Section 5.4:

“The Contractor shall make available to the Government all seismic data relating to any area outside of the retained Contract Area in Section 5.5 including any processed and reprocessed data in the Contractor’s possession and, during the Extension Period, shall create and maintain a virtual data room containing such seismic data (including processed and reprocessed data) and provide access to such virtual data room to prospective partners for that Area outside of the Retained Contract Area after consultation and agreement of the OGOMC.  The Contractor is not working for or is an agent or representative of the Government and is making the above data available to potential third parties via a data room, but will not engage any third parties on behalf of the Government.

Add Section 5.5:

“Upon execution of this Second Amendment, the Contractor shall relinquish all of the original Contract Area except the portion of the Contract Area as shown in Appendix A to this Second Amendment, which shall constitute the Contract Area.

9.                                      “Article 9: Annual Work Programs and Petroleum Operations” of the Contract is hereby deleted in its entirety and replaced with the following Article:

“Article 9: Annual Work Programs and Petroleum Operations

Management Committee

9.1.         All Petroleum Operations shall be carried out by the Contractor during any Calendar Year according to the Annual Work Program and the corresponding budget in respect of that Calendar Year.

The Annual Work Programs and budgets referred to above shall set apart the exploration, appraisal, development and production activities and shall be submitted to the Director in accordance with the provisions of the following Articles.

9.2.         In order to ensure the timely notice of Petroleum Operations, an Oil and Gas Operations Management Committee (“OGOMC”) has been implemented and will operate pursuant to the provisions of this Article 9. The composition, the operation and responsibility for OGOMC’s expenses shall be amended and replaced by the provisions 9.2.1 to 9.8 below.

9.2.1.    The OGOMC shall be composed on one hand, of three (3) representatives of the National Petroleum Office, and, on the other, of three (3) Contractor representatives.

9.2.2.    The OGOMC shall be chaired by the Director of the National Petroleum Office and shall meet at the request of one of the parties with no fewer than fifteen (15) working days from the meeting request (except where otherwise agreed by the Parties).  Unless otherwise agreed by the Parties, the OGOMC shall hold its meetings in Conakry, Paris, or Houston. The agenda for meetings of the OGOMC shall be agreed by all the parties. To this end, the draft agenda shall be sent to the members of the OGOMC no later than ten (10) working days (except where otherwise agreed by the Parties) prior to the date of the meeting. The minutes of each meeting of OGOMC shall be prepared by a team of two persons, one of whom shall represent the Contractor and the other, the National Petroleum Office. These minutes shall be sent to the members of the OGOMC for their records purposes no later than fifteen (15) working days after the meeting of the OGOMC.  If neither of the Parties challenges the minutes, the minutes shall be deemed to be approved thirty (30) working days after the date they were sent. Following approval, the minutes shall be signed jointly by the chairman of the OGOMC and the designated representative of the Contractor.

9.2.3.    The OGOMC will create operation committees to carry out the operations set out by the Contract. The number of members and the purpose of the ad hoc committees shall be determined by the OGOMC.

9.2.4.    The Contractor shall make the proposals to the OGOMC, including the Annual Work Program, budget, the training and promotion of Guinean companies which it is required to submit pursuant to Articles 9.5 and 9.6 of the Contract.  The Contractor and the Government are required to discuss the proposals of the Contractor in good faith.

The Parties confirm that the Annual Work Program and budgets shall be discussed and validated by the OGOMC and signed jointly between the Chairman of the OGOMC and the Contractor representative.

9.2.5.    Concerning any proposal submitted by the Contractor pursuant to Article 9.2.4, the Government shall either approve the proposal or request amendments thereto, in either case within thirty (30) working days of the OGOMC meeting taking place, in which the proposals were made.

9.2.6.    If the Government issues its approval pursuant to Article 9.2.5, no other additional action shall be required by the Contractor.

9.2.7.    If the Government requests an amendment to the proposal pursuant to Article 9.2.4 the Contractor shall make every reasonable effort to take into account the amendments requested by the Government, and shall consider the inclusion of those amendments in light of good international petroleum practices.  The Contractor shall re-submit the aforementioned proposal, including any applicable amendments required in light of good international petroleum practices to the Government within thirty (30) working days from the date on which it received the amendments proposed by the Government.

9.2.8.    Any proposal re-submitted by the Contractor pursuant to Article 9.2.7 shall be approved or refused by the Government, whose approval will not be unreasonably withheld, by written notification sent to the Contractor. If no written notification of approval or refusal of the re-submitted approval is sent by the Government within thirty (30) working days after the date of its submission, the proposal shall be deemed to be approved.

9.2.9.    In case of an emergency (including health or a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Contractor personnel), the Contractor shall: (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to OGOMC the details of such event and any measures the Contractor has taken or plans to take in response thereto;

9.3.         The OGOMC shall meet at least twice a year to:

9.3.1.        Review and validate the Annual Work Program and budget submitted by the Contractor;

9.3.2.        Review and validate all proposals for major revisions to the agreed Annual Work Program and budget;

9.3.3.        Periodically assess the progress of the Contractor in relation to the Oil and Gas Operations;  and

9.3.4.        Serve as a forum to assist the Contractor in conducting the Oil and Gas Operations and ensure dialogue and the flow of information between the Parties in relation to the Contractual Area.

9.4.         The Contractor will allocate the necessary amounts up to a maximum total budget of one hundred twenty thousand United States Dollars (US$120,000) per year, beginning on the date of execution of the Second  Amendment, to cover actual, reasonable travel and operating expenses incurred by the Government in connection with its participation in the OGOMC and shall, on presentation of an invoice of the Chairperson of the OGOMC on official Government letterhead and supporting actual receipts itemizing expenditures incurred, reimburse the actual, reasonable costs incurred by the Government in connection with its participation in the OGOMC, which shall be fully justified by supporting documents as reasonably required by the Contractor in order to fulfill its legal and compliance requirements.  Should the OGOMC travel outside of Guinea for OGOMC meetings, the Contractor shall pay for the actual, reasonable travel cost of the three (3) members of the OGOMC to attend one (1) of the bi-annual meetings of the OGOMC outside Guinea out of the US$120,000 budget.  The Contractor shall pay directly to suppliers on behalf of the OGOMC cost directly related airfare to and from Guinea, transportation to and from the airport  and meetings of the OGOMC, business class accommodations, lodging, as well as reasonable meal expenses incurred subject to legal and compliance requirements of the Contractor.

9.4.1.    Reimbursements made to the National Petroleum Office pursuant to this Article 9.4 shall be made by electronic transfer of available funds into the account whose details are stated hereinafter:

•                  Account title: “Oil and gas exploration”;

•                  Account number: 0010364601566901;

•                  Bank name: Ecobank;

•                  Bank Address:

PO Box: 5687 — Conakry — Republic of Guinea

Tel: (00224) 30 45 57 77

Fax: (00224) 30 45 42 41

Telex: 539 ECOBANK

Swift: ECOCGNCN

9.4.2.        The National Petroleum Office may, from time to time, notify the Contractor of any changes to the account mentioned under Article 9.4.1, provided that the Contractor is notified of such change by the Director, in writing and it is accompanied by a document identifying it with supporting evidence as a verified as an official Government account as requested by the Contractor in connection with its legal and compliance requirements.

9.4.3.        All payments made pursuant to this Article 9.4 constitute Oil and Gas Expenses and are recoverable pursuant to the terms of the Contract.

9.5.         Within three (3) months of the Date of Entry into Force, the Contractor shall notify the OGOMC of the Annual Work Program and budgets the corresponding budget for the remaining period of the Calendar Year.

9.6.         The Contractor shall submit to the OGOMC for approval, and no later than two (2) months prior to the term of each Calendar Year, the Annual Work Program and budgets, training for Guinean personnel and promotion of local companies corresponding to the following Calendar Year.

9.7.         The Annual Work Program, budgets, training of Guinean personnel and promotion of local companies submitted pursuant to Articles 9.5 and 9.6 of the Contract shall be examined and approved by the OOMC pursuant to the provisions of Article 9.2.

9.8.         Any amendment exceeding 10% of the total Annual Work Program and budgets, previously  approved by the OGOMC shall be submitted by the Contractor at a subsequent meeting of the OGOMC for examination and approval pursuant to Article 9.2, it being specified that the Contractor shall be entitled to implement such amendments without approval of the OGOMC if, in the reasonable opinion of the Contractor, acting in compliance with international Oil and Gas standards, such amendments are necessary for environmental, health, hygiene and safety, or are necessary to comply with national legislation or foreign laws without incurring penalties.

10.                               Article 10 is Amended as follows:

Section 10.1(c) is added:

“10.1 (c) give preference to the goods, services, and products of the Republic of Guinea in  order to increase local content subject to Article 10.4 and Article 10.5.

Section 10.3 is amended to add the following paragraph:

“During the Extension Period only, the budget for the training shall be set at $250,000 and shall be administered in conjunction with the OGOMC. For the avoidance of doubt, due to the August 15, 2016 withdrawal of Tullow and Dana from the Contract, the Contractor assumes any unused portion of the training program to date under this Section 10.3 of the Contract, i.e. US$ 500,000, and agrees to administer it in conjunction with the OGOMC.”

11.                               Article 27 is Amended as follows:

Section 27.2 of the Contract is deleted in full and replaced as follows:

“27.2      Any in person hearings or meetings in connection with the arbitration shall be held in Paris (France) or in any other location mutually agreed by the Parties.  The languages of the procedure shall be French and English.  To the extent that the applicable law to the Contract is incomplete, the arbitral tribunal should apply such rules of international law as may be applicable.

The Parties shall execute the award of the arbitral tribunal without appeal.”

In Section 27.3 of the Contract, the word “mediators” is deleted and replaced with the words “arbitral tribunal.”

12.                               Article 28 is Amended as follows:

Section 28.1 of the Contract is deleted in full and replaced as follows:

“28.1      Any notification or other communication concerning the Contract shall be made in writing and shall be deemed to have been received once delivered in person, by DHL or other international post carrier to the following addresses:

To the Government:

National Petroleum Office

PO Box: 295

Conakry

Republic of Guinea

To the Contractor:

SCS Corporation Ltd.

12012 Wickchester Lane, Suite 475

Houston, TX 77007

13.                               Miscellaneous provisions

This Second Amendment shall be effective on the date it is approved by Decree of the President of the Republic.

This Second Amendment may be executed in two or more counterparts, which together shall be deemed to be a single rider, and the signature shall be deemed to be effective when the aforementioned counterparts are signed and sent to the other parties.

IN WITNESS WHEREOF, the Parties signed this Second Amendment on the date hereinafter

For the Republic of Guinea:	For the Contractor:

His Excellency,	Mr. Ray Leonard,
Diakara Koulibaly	SCS Corporation Ltd.
Director General, National Petroleum Office	Director

Date:	Date:

Reviewed and approved by
Her Excellency, Ms. Malado Kaba
Minister of Economy and Finance

Date:

APPENDIX A

Area in green is relinquished area

Area in red is new Contract Area, as further descibed below, which is 5,000 km2 and constitutes portions of blocks D3, E3, and F3 according to the official survey of 2010.

ANNEX B

Operations Timeline Annex B August-16 September-16 October-16 November-16 December-16 January-17 February-17 March-17 April-17 May-17 June-17 July-17 Permitting Prepare required Permits/Plans, submit/file as required, rec approvals Well Planning FEE and preparation of Drilling Program/Ops Plan Tangibles Verify condition/quantities mobilize from Takoradi to Conakry Contracting Drilling Unit Direct negotiate contract agreement. Contracting 3rd Party Services Prepare Bid Packages, Tender, Evaluate, Award, Execute. Contracting Shorebase Evaluate alternatives, select option,contract,mobilize Mobilization Consumables Drilling Fluids/Cement Mobilization 3rd Party Services Support Vessels/Helicopter/Misc Mobilization Drilling Unit Mobilize MODU Spud Fatala-1 Rig on Location 1. Assume unable to use any existing Permits/Plans that Tullow-Guinea prepared and/or filed. 2. Assume no appreciable change in market conditions (rates/availability) for 6th generation/10,000' WD rated MODU's. Currently approximately (33) DW MODU's stacked. 3. Assume tangibles for program (SS Wellheads/Tubulars) are available to SCS as part of a Settlement Agreement with Tullow. 4. SCS will incur some additional costs associated with consulting services cost & time required to prepare the Drilling Program from the "grass roots" as opposed to making use of any existing Tullow prepared programs. SCS will also incur additional costs associated with Permitting as we would not be able to make use of any existing Tullow prepared Permits/Plans. 5 . Above timeline assumes SCS Corporation takes over operatorship of license early September 2016.

Fatala-1 Spend Profile Annex B 0 5,000,000 10,000,000 15,000,000 20,000,000 25,000,000 30,000,000 35,000,000 40,000,000 45,000,000 50,000,000 Jul-16 Aug-16 Sep-16 Oct-16 Nov-16 Dec-16 Jan-17 Feb-17 Mar-17 Apr-17 May-17

Jul-16 Aug-16 Sep-16 Oct-16 Nov-16 Dec-16 Jan-17 Feb-17 Mar-17 Apr-17 May-17 1,000,000 5,000,000 6,000,000 558,000 1,437,000 448,500 1,350,000 828,000 110,000 500,000 404,000 1,371,000 7,606,000 2,967,000 1,188,000 1,155,000 1,386,000 50,000 245,000 245,000 276,000 276,000 276,000 506,000 418,000 50,000 90,000 110,000 150,000 189,000 340,000 341,000 738,000 874,000 1,125,000 450,000 75,000 30,000 30,000 15,000 20,000 20,000 50,000 75,000 75,000 50,000 36,000 25,000 150,000 150,000 150,000 150,000 150,000 150,000 150,000 75,000 600,000 300,000 826,000 2,600,000 100,000 50,000 165,000 190,000 1,455,000 1,500,000 805,000 823,000 6,189,000 10,417,500 16,150,000 8,365,000 50,000 215,000 405,000 $1,860,000 $3,360,000 $4,165,000 $4,988,000 $11,177,000 $21,594,500 $37,744,500 $46,109,500 Anticipated Spending Plan Annex B